Exhibit 11

Boise Cascade Corporation and Subsidiaries
Computation of Per-Share Loss

	Three Months Ended
	March 31
	____________________________________
	2003	2002
	__________	__________
	(thousands, except per-share amounts)
Basic
Loss before cumulative effect of accounting changes	$(18,743)	$(6,620)
Preferred dividends (a)	(3,266)	(3,262)
	__________	__________
Basic loss before cumulative effect of accounting changes	(22,009)	(9,882)
Cumulative effect of accounting changes, net of income tax	(8,803)	-
	__________	__________
Basic loss	$(30,812)	$(9,882)
	========	========
Average shares used to determine basic loss per common share	58,289	58,099
	========	========

Basic loss per common share before cumulative effect of accounting changes	$(0.38)	$(0.17)
Cumulative effect of accounting changes	(0.15)	-
	______	______
Basic loss per common share	$(0.53)	$(0.17)
	=====	=====
Diluted
Basic loss before cumulative effect of accounting changes	$(22,009)	$(9,882)
Preferred dividends eliminated	3,266	3,262
Supplemental ESOP contribution	(2,936)	(2,913)
	__________	__________
Diluted loss before cumulative effect of accounting changes	(21,679)	(9,533)
Cumulative effect of accounting changes	(8,803)	-
	__________	__________
Diluted loss	$(30,482)	$(9,533)
	========	========

Average shares used to determine basic loss per common share	58,289	58,099
Stock options and other	176	532
Series D Convertible Preferred Stock	3,415	3,584
	__________	__________
Average shares used to determine diluted loss per common share	61,880	62,215
	========	========

Diluted loss per common share before cumulative effect of accounting changes	$(0.35)	$(0.15)
Cumulative effect of accounting changes	(0.14)	-
	______	_____
Diluted loss per common share (b)	$(0.49)	$(0.15)
	=====	====

(a)	The dividend attributable to the company's Series D Convertible Preferred Stock held by the company's ESOP (employee stock ownership plan) is net of a tax benefit.
(b)	For the three months ended March 31, 2003 and 2002, the computation of diluted loss per common share was antidilutive; therefore, amounts reported for basic and diluted loss were the same.